Exhibit 10.1

SEMILEDS CORPORATION

3F, No.11 Ke Jung Rd., Chu-Nan Site,
Hsinchu Science Park, Chu-Nan 350,
Miao-Li County, Taiwan, R.O.C

April 18, 2011

Re:	EMPLOYMENT AGREEMENT

Dear Adam:

On behalf of SemiLEDS Corporation, a Delaware corporation (the “Company”), I am pleased to offer you the position of Vice President of Business Development and General Counsel of the Company.  Your employment by the Company shall be governed by the following terms and conditions (this “Agreement”):

1.                                       Duties and Scope of Employment.

(a)          Position.  For the term of your employment under this Agreement (your “Employment”), the Company agrees to employ you in the position of Vice President of Business Development and General Counsel.  You will report to the Company’s Chief Executive Officer.  You will be working out of the Company’s office in Chu-Nan, Taiwan.  You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company’s Chief Executive Officer.

(b)         Obligations to the Company.  During your Employment, you shall devote your full business efforts and time to the Company.  Notwithstanding the foregoing, you may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments, provided that such activities do not individually or in the aggregate interfere with the performance of your duties under this Agreement.  You shall comply with the Company’s policies and rules, as they may be in effect from time to time during your Employment.

(c)          No Conflicting Obligations.  You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement.  In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person.

(d)         Start Date.  You shall commence full-time Employment as soon as reasonably practicable and in no event later than May 9, 2011 (the “Start Date”).

2.                                       Cash and Incentive Compensation.

(a)          Salary.  The Company shall pay you as compensation for your services an initial base salary at a gross annual rate of US$180,000.  Such salary shall be payable in accordance with the Company’s standard payroll procedures in Taiwan.  The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as “Base Salary.”  The Board or the Compensation Committee of the Board shall review your Base Salary on an annual basis or at the same time as the Board or the Compensation Committee of the Board reviews the compensation of the other executive officers of the Company.  Effective as of the date of any change to your Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b)         Incentive Bonuses.  You will be eligible to be considered for an annual incentive bonus each calendar year during the term of your employment under this Agreement based upon the achievement of certain objective or subjective criteria established by the Chief Executive Officer, the Company’s Board of Directors (the “Board”) or any Compensation Committee of the Board. The determinations of the Chief Executive Officer or the Board or the Compensation Committee with respect to your bonus shall be final and binding.  You shall not be entitled to an incentive bonus unless you are employed by the Company on the date when such bonus is payable as determined by the Chief Executive Officer or the Board or the Compensation Committee.

(c)          Relocation.  In order to assist you to move yourself and your household from Menlo Park, California to Taiwan, the Company will reimburse your actual relocation expenses incurred for one time sea shipment of personal belongs in a standard 20-foot long container (The Company will not pay for automobile or motorbike relocation); and the Company will purchase air transportation for your immediate family members from Menlo Park, California to Taiwan. The Company shall not be responsible for any antique or art collections.  The relocation benefits described in this subparagraph (c) is a onetime benefit for your move to Taiwan in connection with this Agreement, and the Company shall not be obligated to pay for any moving expense to Menlo Park, California or any other location should your employment be terminated for any reason in the future.

(d)         Stock Options.  Subject to the approval of the Board or the Compensation Committee, the Company shall grant you a stock option covering 60,000 shares of the Company’s Common Stock (the “Option”) pursuant to the Company’s 2010 Equity Incentive Plan (the “Stock Plan”). The Option shall be granted as soon as reasonably practicable after the date of this Agreement or, if later, the date you commence full time employment.  The exercise price per share will be equal to the fair market value per share on the date the Option is granted, as determined by the Board or the Compensation Committee.  The term of the Option shall be 10 years, subject to earlier expiration in the event of the termination of your services to the Company.  The Option shall be subject to annual cliff-vesting over a four (4) year period (25% of the total number of Option each year), starting from the Start Date.  The Option will be an incentive stock option to the maximum extent allowed by the Internal Revenue Code of 1986 and shall be subject to the other terms and conditions set forth in the Stock Plan and in the Company’s standard form of Stock Option Agreement (the “Stock Agreement”).  You will eligible to be considered for receiving additional options during your Employment at the sole discretion of the Board or the Compensation Committee.

(e)          Restricted Stock Units.  Subject to the approval of the Board or the Compensation Committee, the Company shall grant you 7,000 restricted stock units, which will be settled in the Company’s Common Stock on or about the vesting date (the “RSUs”).  25% of the total number of the RSUs will cliff-vest upon the completion of each of four years of service following the Start Date. The RSUs shall be subject to the terms and conditions set forth in the Stock Plan and in the Company’s standard form of Restricted Stock Unit Agreement.  You will be eligible to be considered for receiving additional restricted stock units during your Employment at the sole discretion of the Board or the Compensation Committee.

(f)                                    Acceleration Benefit.  The vesting of the Option and RSUs as set forth in subsections (d) and (e) above shall accelerate such that all unvested Options shall become vested and exercisable and all unvested RSUs shall become vested and settled in the Company’s Common Stock upon a Change in Control (as defined in the Stock Plan) of the Company.

3.                                       Transition, Corporate Housing and Transportation.

(a)                                  Transition.  Until the earlier of (x) September 30, 2011 and (y) the date your relocation is completed, you may work in Menlo Park, California for a period of one week for every four (4) weeks worked at the Company.  The Company will pay for your transportation between Menlo Park, California and Taiwan if you conduct some Company business in each trip; provided, however, that you must give sufficient advance notice of any such trip to the Chief Executive Officer.

(b)                                 Corporate Housing and Transportation.  The Company will provide at no cost to you corporate housing and an automobile for two (2) months after the Start Date.

4.                                       Vacation/PTO and Employee Benefits.  During your Employment, you shall be eligible to accrue up to the same number of days of paid vacation / paid time off as the other similarly situated employees of the Company, pro-rated for the remainder of this calendar year, in accordance with the Company’s vacation / paid time off policy, as it may be amended from time to time.  During your Employment, you shall be eligible to participate in the same employee benefit plans (including, without limitation, Taiwan health insurance program) maintained by the Company and generally made available to the other similarly situated employees of the Company.

5.                                       Business Expenses.  The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

6.                                       Termination.

(a)          Employment at Will.  Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without Cause.  Any contrary representations that may have been made to you shall be superseded by this Agreement.  This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(b)         Rights Upon Termination.  Except as expressly provided in Section (a), upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

7.                                       Pre-Employment Conditions.

(a)          Confidentiality Agreement.  Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

8.                                       Successors.

(a)          Company’s Successors.  This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b)         Your Successors.  This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.                                       Miscellaneous Provisions.

(a)          Indemnification.  The Company shall indemnify you to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to your service and you shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.  The Company will execute the same form of Indemnification Agreement (a copy of which is enclosed for your review and execution) that it entered into with the other officers and directors of the Company.

(b)         Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered or certified mail, return receipt requested and postage prepaid.  In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(c)          Modifications and Waivers.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)         Whole Agreement.   No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  This Agreement, the Confidentiality Agreement and the Indemnification Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(e)          Withholding Taxes.  All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(f)            Choice of Law and Severability.  This Agreement shall be interpreted in accordance with the laws of the Republic of China (Taiwan) without giving effect to provisions governing the choice of law.

(g)         No Assignment.  This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time.  The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(h)         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement and the Indemnification Agreement.

Very truly yours,

SEMILEDS CORPORATION

	By:	/s/ Trung Tri Doan	April 18, 2011
(Signature)

	Name:	Trung Tri Doan

	Title:	Chief Executive Officer

ACCEPTED AND AGREED:

YINGKU ADAM LIN

/s/ Yingku Adam Lin
(Signature)

April 21, 2011
Date

Attachment A:  Confidential Information and Invention Assignment Agreement

Attachment B:  Indemnification Agreement

ATTACHMENT A

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

(See Attached)

ATTACHMENT B

INDEMNIFICATION AGREEMENT

(See Attached)